Exhibit 99.1

O-I Reports Improved Second Quarter Sales, Earnings and Cash Flow

Perrysburg, Ohio, July 25, 2007 – Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ending June 30, 2007.

Second Quarter Net Sales Increase 14.5%

The Company’s Glass Container operations reported net sales of $1.997 billion for the second quarter of 2007 compared with $1.745 billion a year ago, an increase of $252.2 million.  Improved volume, product sales mix and prices accounted for an increase of 9.2%, while favorable currency translation accounted for the balance.

On June 11, 2007, the Company announced that it had entered into a definitive agreement to sell its Plastics Packaging business. In accordance with generally accepted accounting principles, amounts related to the Company’s Plastics Packaging segment have been reclassified and reported as discontinued operations.  As a result, the Company’s net sales from continuing operations equal the net sales of its Glass Containers segment.

Second Quarter Net Earnings Increase to $149.7 Million

Net earnings for the second quarter of 2007 were $149.7 million compared with $42.6 million for the second quarter of 2006.  For the second consecutive quarter, the improvement in earnings was led by better glass factory operating performance and the effect of existing contractual sales price adjustments which take into account the prior years’ cost inflation.  Additionally, higher glass sales volume and favorable currency exchange rates contributed to the improvement.  Net earnings in 2007 also reflect a lower worldwide effective tax rate caused by a change in mix of earnings to jurisdictions where the Company is subject to lower effective rates.

Second Quarter Earnings per Share Rise to $0.89

The Company reported net earnings per share (diluted) of $0.89 for the second quarter of 2007 compared with $0.24 per share (diluted) for the same quarter last year.  Earnings per share (diluted) from continuing operations were $0.92 in 2007 compared with $0.29 in 2006.  Exclusive of the items listed in Note 1, which management considers not representative of ongoing operations, earnings per share (diluted) from continuing operations were $0.84 in 2007 compared with $0.36 in 2006.  A description of the items management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and net earnings per share can be found in the tables accompanying this release and in charts on the Company’s web-site (www.o-i.com).

“This quarter’s positive results clearly reflect the ongoing progress that our team is achieving with productivity and cost improvement initiatives,” said Al Stroucken, Chairman and Chief Executive Officer. “We are in the process of restructuring our business to strengthen our balance sheet and to improve liquidity and capital spending on a global scale.  Completing the sale of our Plastics Packaging business will be a significant step toward this goal. We will use the net proceeds from that sale to reduce the Company’s debt.”

Cash Flow, Working Capital, Capital Spending and Debt Show Improvement

Cash provided by continuing operating activities was $173.2 million in the second quarter of 2007 compared with $33.5 million in the same quarter of 2006.  Free Cash Flow (defined as cash provided by continuing operating activities, plus collections on receivables arising from securitization, less capital spending for continuing operations) was a source of $103.7 million in the second quarter of 2007, compared with a use of $24.3 million during the same quarter last year.  This improvement reflects higher operating profit and management’s continuing focus on the components of working capital.  The Company expects Free Cash Flow for the full year to exceed $250 million.

Following the seasonal pattern during the second quarter of 2007, the Company used $51.0 million in cash for working capital in its continuing operations.  This compares favorably to a use of $75.5 million in the second quarter of 2006 ($80.0 million for working capital, offset by $4.5 million from the accounts receivable securitization program).

During the second quarter of 2007 the Company reported $69.5 million in capital expenditures for continuing operations and $114.6 million of depreciation and amortization expense.  The Company expects that capital expenditures for continuing operations will be approximately $300 million for the full year.  It expects to report between $435 million and $455 million of depreciation and amortization expense in continuing operations for the full year.

Principally because of improved earnings, the Company’s total debt decreased by $28.5 million to $5.625 billion during the second quarter of 2007.  The reduction in reported total debt was achieved despite a weaker U.S. dollar, which added approximately $35 million to the balance.  As of June 30, 2007, the Company had more than $800 million available under its global secured revolving credit facility.

Effective Tax Rate Decreases

Excluding the item in Note 1, the Company expects that its worldwide effective tax rate from continuing operations for 2007 will be approximately 28%.  The comparable effective tax rate for continuing operations in 2006 was 37.3%.  The reduction is principally due to a change in mix of earnings to jurisdictions where the Company is subject to lower effective rates.  Cash tax payments for the second quarter of 2007 amounted to $32.2 million compared to $38.5 million during the same period in 2006.  Due to improved earnings, the Company expects cash taxes from operations for the year to be between $145 million to $150 million compared with $125.6 million in 2006.

Asbestos Claims and Payments Increase

New asbestos-related lawsuits and claims received during the first six months of 2007 were 6% higher than the first six months of 2006.  Asbestos-related cash payments during the first half of 2007 totaled $93.7 million compared with $80.7 million during the first half of 2006.  The increased payments were used, in part, to decrease the deferred amount payable for previously settled claims ($75.7 million at June 30, 2007, compared with $82.6 million at December 31, 2006).  As of June 30, 2007, the pending asbestos-related lawsuits and claims totaled approximately 19,000 compared with approximately 18,000 as of

December 31, 2006. The balance of the accrual for asbestos-related costs was $593.9 million as of June 30, 2007.

Six Months Sales Up 13.8% and EPS More than Doubles

For the first six months of 2007, the Company reported net sales from continuing operations of $3.681 billion compared with $3.234 billion for the same period in 2006, an increase of $447.5 million.  Improved volume, product sales mix and prices accounted for an increase of 8.6%, while favorable currency translations accounted for the balance.

Net earnings for the first six months of 2007 were $202.9 million or $1.22 per share (diluted) compared with $66.9 million or $0.36 per share (diluted) for the first six months of 2006.  Earnings from continuing operations, exclusive of the items listed in Note 2 which management considers not representative of ongoing operations, were $1.18 per share (diluted) in the first half of 2007 compared with $0.52 per share (diluted) in the same period last year.

Momentum Expected to Continue

“I am encouraged by the strong improvement in our operating results and by the commitment I’ve seen in our employees worldwide,” said Stroucken.  “We are well on our way to reestablishing our leadership position in the global glass packaging industry.  We still have a way to go and the road ahead won’t always be smooth.  I’m confident that as we continue to execute a number of key initiatives, we will also generate modest volume growth and positive earnings momentum.”

Note 1:

The table below represents the items in the second quarter of 2007 and 2006 which management considers not representative of ongoing operations.

	Three months ended June 30
	2007		2006
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$153.8	$0.92	$50.5	$0.29
Items that management considers not representative of ongoing operations (consistent with Segment Operating Profit):
Gain from recognition of foreign tax credits	(13.5)	(0.08)
Loss from mark to market effect of natural gas hedge contracts			1.6	0.01
Loss from write-off of finance fees			9.8	0.06
Earnings from continuing operations exclusive of above items	$140.3	$0.84	$61.9	$0.36

Note 2:

The table below represents items in the first six months of 2007 and 2006 which management considers not representative of ongoing operations.

	Six months ended June 30
	2007		2006
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$209.1	$1.26	$78.1	$0.43
Items that management considers not representative of ongoing operations (consistent with Segment Operating Profit):
Gain from recognition of foreign tax credits	(13.5)	(0.08)
Loss from mark to market effect of natural gas hedge contracts			4.9	0.03
Loss from write-off of finance fees			9.8	0.06
Earnings from continuing operations exclusive of above items	$195.6	$1.18	$92.8	$0.52

Company Profile

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and South America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the Company employs more than 28,000 people and has 100 manufacturing facilities in 23 countries.  In 2006, net sales were $7.4 billion.  For more information, visit http://www.o-i.com.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk.  It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices, commensurate with energy and other cost increases, without the loss of customers or sales volume, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) the ability of the Company to complete the sale of its plastics business, (13)

unanticipated expenditures with respect to environmental, safety and health laws, (14) the performance by customers of their obligations under purchase agreements, and (15) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Conference Call Scheduled for July 26

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, July 26, 2007 at 8:30 a.m., Eastern Time.  A live Webcast of the conference call will be available on the O-I Web site (www.o-i.com).

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m. ET time on July 26th.  Ask for the O-I conference call.  A replay of the call will be available on the O-I Web site (www.o-i.com) for 30 days following the call.

Additional Information

Additional information regarding second quarter sales, Segment Operating Profit and EPS comparisons to prior year is available on the O-I Web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

Contact:	O-I, Sasha Sekpeh, 567-336-2355 – Investor Relations
O-I, Lauren Dubilzig, 567-336-1312 – Corp. Communications

Copies of O-I news releases are available on the O-I Web site at http://www.o-i.com; or at http://www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)
(Dollars in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenues:
Net sales	$1,997.0	$1,744.8	$3,681.0	$3,233.5
Royalties and net technical assistance	4.8	3.6	9.7	7.2
Equity earnings	8.8	7.4	13.9	13.0
Interest	5.2	4.8	8.6	9.7
Other	1.3	3.3	4.9	13.6
	2,017.1	1,763.9	3,718.1	3,277.0
Costs and expenses:
Manufacturing, shipping, and delivery (b)	1,567.6	1,430.4	2,923.8	2,659.9
Research and development	1.4	2.7	5.3	6.4
Engineering	15.1	9.7	25.9	18.4
Selling and administrative	130.6	125.5	257.8	246.7
Interest (c)	82.2	92.5	163.2	176.0
Other	13.6	4.2	30.1	10.6
	1,810.5	1,665.0	3,406.1	3,118.0
Earnings from continuing operations before items below	206.6	98.9	312.0	159.0

Provision for income taxes (d)	38.2	38.5	76.8	61.9

Minority share owners’ interests in earnings of subsidiaries	14.6	9.9	26.1	19.0

Earnings from continuing operations	153.8	50.5	209.1	78.1

Net loss of discontinued operations	(4.1)	(7.9)	(6.2)	(11.2)

Net earnings	$149.7	$42.6	$202.9	$66.9

Less convertible preferred stock dividends	(5.4)	(5.4)	(10.7)	(10.7)

Available to common share owners	$144.3	$37.2	$192.2	$56.2

Basic net earnings per share of common stock:
Earnings from continuing operations	$0.97	$0.30	$1.29	$0.44
Net loss of discontinued operations	(0.03)	(0.05)	(0.04)	(0.07)
Net earnings	$0.94	$0.25	$1.25	$0.37

Weighted average shares outstanding (000s)	153,547	151,975	153,243	151,828

Diluted net earnings per share of common stock:
Earnings from continuing operations	$0.92	$0.29	$1.26	$0.43
Net loss of discontinued operations	(0.03)	(0.05)	(0.04)	(0.07)
Net earnings	$0.89	$0.24	$1.22	$0.36

Diluted average shares (000s) (e)	167,218	153,960	157,813	154,002

(a)              Amounts related to the Company’s plastics packaging business have been reclassified to discontinued operations following the June 11, 2007 announcement of an agreement to sell the business.

(b)             Amount for three months ended June 30, 2006 includes a loss of $1.6 million (pretax and after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share from continuing operations of $0.01.

Amount for six months ended June 30, 2006 includes a loss of $5.1 million ($4.9 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share from continuing operations of $0.03.

(c)              Amounts for three and six months ended June 30, 2006 include a loss of $10.2 million ($9.8 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of this loss is a decrease in earnings per share from continuing operations of $0.06.

(d)             Amounts for three and six months ended June 30, 2007 include a benefit of $13.5 million for the recognition of tax credits related to restructuring of investments in certain European operations.  The effect of this benefit is an increase in earnings per share from continuing operations of $0.08.

(e)              The number of diluted shares for the three months ended June 30, 2007 was increased by 8,589 thousand because the assumed conversion of the convertible preferred shares is dilutive to the related earnings per share amount for that period.  Accordingly, dividends were not deducted from earnings in calculating diluted earnings per share for that period.  Earnings per share amounts are calculated discretely for each period and quarterly amounts do not necessarily total the year to date amounts because of dilution and rounding.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows
(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net earnings	$149.7	$42.6	$202.9	$66.9
Net loss of discontinued operations	4.1	7.9	6.2	11.2
Non-cash charges:
Depreciation	109.6	108.0	209.7	214.0
Amortization of intangibles and other deferred items	5.0	5.4	10.4	11.5
Amortization of finance fees	3.3	1.4	5.2	2.8
Mark to market effect of natural gas hedge contracts		1.6		5.1
Other	6.5	7.1	30.7	15.3
Asbestos-related payments	(52.7)	(39.7)	(93.7)	(80.7)
Change in non-current operating assets	0.8	(0.8)	10.0	(15.3)
Change in non-current liabilities	(2.1)	(20.0)	(24.9)	(41.7)
Change in components of working capital	(51.0)	(80.0)	(223.5)	(432.0)

Cash provided by (utilized in) continuing operating activities	173.2	33.5	133.0	(242.9)
Cash provided by discontinued operating activities	6.7	17.9	2.8	19.9
Cash flows from investing activities:
Additions to property, plant, and equipment - continuing	(69.5)	(62.3)	(102.1)	(110.1)
Additions to property, plant, and equipment - discontinued	(14.5)	(8.6)	(23.3)	(14.2
Collections on receivables arising from consolidation of receivables securitization program (a)		4.5		127.3
Acquisitions, net of cash acquired	(3.5)		(9.8)
Net cash proceeds from divestitures and asset sales	5.9	4.5	7.5	7.6
Cash provided by (utilized in) investing activities	(81.6)	(61.9)	(127.7)	10.6
Cash flows from financing activities:
Additions to long-term debt	1.9	789.4	403.6	916.2
Repayments of long-term debt	(303.6)	(729.2)	(366.9)	(782.8)
Increase in short-term loans	244.2	4.4	70.0	103.1
Net payments for hedging activity	(2.3)	(2.5)	(3.9)	(11.6)
Payment of finance fees	(0.3)	(12.3)	(6.6)	(12.3)
Convertible preferred stock dividends	(5.3)	(5.3)	(10.7)	(10.7)
Issuance of common stock and other	16.9	1.2	23.2	4.0
Cash provided by financing activities	(48.5)	45.7	108.7	205.9
Effect of exchange rate fluctuations on cash	4.9	1.8	8.9	4.6
Increase (decrease) in cash	54.7	37.0	125.7	(1.9)
Cash at beginning of period	293.7	207.7	222.7	246.6
Cash at end of period	$348.4	$244.7	$348.4	$244.7

(a)              During the fourth quarter of 2005, the Company expanded the capacity of its European accounts receivable securitization program. The terms of this expansion resulted in changing from off-balance sheet to on-balance sheet accounting for the program by consolidating both the trade accounts receivable in the program and the secured indebtedness of the same amount. Cash inflows related to receipts from customers in payment of the accounts receivable consolidated at December 13, 2005 have been classified as investing cash inflows in the accompanying Consolidated Statement of Cash Flows. Certain amounts included in the Consolidated Statement of Cash Flows for the three and six months ended June 30, 2006 have been reclassified to conform to the 2007 presentation.  These amounts have been reclassified from operating activities to investing activities.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30,	Dec. 31,	June 30,
	2007	2006	2006
Assets
Current assets:
Cash, including time deposits	$348.4	$222.7	$244.7
Short-term investments, at cost which approximates market	52.8	32.7	71.1
Receivables, less allowances for losses and discounts	1,263.8	1,041.1	1,191.2
Inventories	1,001.0	992.1	968.0
Prepaid expenses	46.9	39.3	31.0
Assets of discontinued operations	124.4	104.8	122.5
Total current assets	2,837.3	2,432.7	2,628.5

Investments and other assets:
Equity investments	95.5	96.3	88.5
Repair parts inventories	136.5	135.3	158.1
Prepaid pension	523.2	488.5	990.8
Deposits, receivables, and other assets	467.7	466.5	419.4
Goodwill	2,324.3	2,255.2	2,223.3
Assets of discontinued operations	591.9	571.7	574.0
Total other assets	4,139.1	4,013.5	4,454.1

Property, plant, and equipment, at cost	6,038.3	5,842.6	5,624.6
Less accumulated depreciation	3,180.9	2,968.1	2,816.8
Net property, plant, and equipment	2,857.4	2,874.5	2,807.8
Total assets	$9,833.8	$9,320.7	$9,890.4

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$746.5	$737.2	$687.4
Current portion of asbestos-related liabilities	149.0	149.0	152.0
Accounts payable	845.4	890.2	809.2
Other liabilities	563.1	518.4	531.0
Liabilities of discontinued operations	77.5	70.9	81.9
Total current liabilities	2,381.5	2,365.7	2,261.5

Liabilities of discontinued operations	7.9	1.6	1.5
Long-term debt	4,878.8	4,719.4	4,888.4
Deferred taxes	105.8	111.1	191.7
Pension benefits	336.6	335.0	309.7
Nonpension postretirement benefits	295.3	293.1	282.6
Other liabilities	398.9	392.9	404.6
Asbestos-related liabilities	444.9	538.6	497.4
Minority share owners’ interests	221.8	206.6	186.5
Share owners’ equity:
Convertible preferred stock	452.5	452.5	452.5
Common stock	1.7	1.7	1.7
Capital in excess of par value	2,367.4	2,329.5	2,311.8
Treasury stock, at cost	(225.9)	(228.4)	(232.4)
Retained deficit	(1,412.2)	(1,604.4)	(1,499.2)
Accumulated other comprehensive loss	(421.2)	(594.2)	(167.9)
Total share owners’ equity	762.3	356.7	866.5
Total liabilities and share owners’ equity	$9,833.8	$9,320.7	$9,890.4

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Selected Segment Information (a)

Consolidated net sales	$1,997.0	$1,744.8	$3,681.0	$3,233.5

Segment Operating Profit (b)
Glass Containers (c)	$316.3	$220.2	$533.2	$386.4
Other retained items	(32.7)	(32.0)	(66.6)	(56.0)
	283.6	188.2	466.6	330.4

Mark to market effect of natural gas hedge contracts		(1.6)		(5.1)
Consolidated Operating Profit	283.6	186.6	466.6	325.3
Interest income	5.2	4.8	8.6	9.7
Interest expense	(82.2)	(92.5)	(163.2)	(176.0)
Provision for income taxes	(38.2)	(38.5)	(76.8)	(61.9)
Minority share owners’ interests in earnings of subsidiaries	(14.6)	(9.9)	(26.1)	(19.0)
Earnings from continuing operations	$153.8	$50.5	$209.1	$78.1

(a)          Amounts related to the Company’s plastics packaging business have been reclassified to discontinued operations following the June 11, 2007 announcement of an agreement to sell the business.

(b)         Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents Operating Profit because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings.  The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to net earnings is included in the tables above.

(c)          Excludes a loss of $1.6 million and $5.1 million for the three months and six months ended June 30, 2006, respectively, from the mark to market effect of natural gas hedge contracts.